EXHIBIT 99.1
NEWS RELEASE

August 19, 2003

Contact:	Don P. Duffy
Executive Vice President, Chief Financial Officer
Onyx Acceptance Corporation
(949) 465-3808
Email: investor@onyxco.com

ONYX ACCEPTANCE REPORTS INCREASED EARNINGS
AND REVENUES FOR THE SECOND QUARTER

Earnings per share increase 143%

FOOTHILL RANCH, Calif., August 19, 2003 /PRNewswire-FirstCall/ — Onyx Acceptance Corporation (Nasdaq: ONYX — news) announced today its financial and operational results for the quarter ended June 30, 2003.

Net income and earnings per diluted share for the quarter were $921 thousand and $0.17 respectively, compared to $364 thousand and $0.07 for the quarter ended June 30, 2002. Financial highlights for the quarter were:

•	Total Revenues increased 25%

•	Net Charge-off’s decreased by 21% to 2.19%

•	30+ Delinquency decreased to 1.57% from 2.58% as of December 31, 2002

Revenues:

Total revenues for the second quarter increased to $27.1 million compared to $21.6 million for the second quarter of 2002. For the six-month period ended June 30, 2003, total revenues were $52.8 million, compared to $45.0 million for the six months ended June 30, 2002. Total revenues are comprised of net interest income, service fee income and securitization gains net of any impairment losses.

Net interest income increased to $8.7 million for the quarter ended June 30, 2003, compared to $6.2 million for the second quarter of 2002. For the six-month period ended June 30, 2003, net interest income increased to $17.1 million, compared to $11.9 million for the same period in 2002. This increase was due to a larger average balance of higher yielding contracts that were held on the balance sheet, when compared to the same period in 2002, and higher earnings on the Company’s retained interest in securitized assets, coupled with a reduction in interest expense associated with the Company’s residual financing lines. Service fee income was $13.2 million for the quarter, compared to $13.0 million for the second quarter in 2002. For the six-month periods ended June 30, 2003 and June 30, 2002, service fee income was $26.4 million, reflecting a serviced portfolio of $2.9 billion at the end of each period. The gain on the securitization transaction increased to $8.3 million for the quarter ended June 30, 2003, compared to $5.4 million for the same period in 2002. The net gain on sale for the quarter ended June 30, 2003 was $5.2 million, after an impairment charge of $3.1 million. For the period ended June 30, 2002, the net gain was $2.4 million after an impairment charge of $3.0 million.

Operating Expenses:

Operating expenses were $23.6 million for the quarter ended June 30, 2003, compared to $21.8 million for the same period in 2002. For the six-month period ended June 30, 2003, total operating expenses were $44.6 million, compared to $43.0 million for the six months ended June 30,2002. The increase in operating expenses stems from higher fees paid to third party repossession agencies, insurance and legal fees, as the Company has increased its collection efforts on delinquent borrowers.

Portfolio Performance:

Total delinquency as a percentage of the serviced portfolio decreased to 1.57% at June 30, 2003, from 2.58% at December 31, 2002. The reduction in delinquency is principally due to the Company’s efforts to improve borrower credit statistics. Annualized net charge-offs as a percent of the average serviced portfolio decreased to 2.19% for the second quarter of 2003, from 2.78% for the same period in 2002. For the six-months ended June 30, 2003, annualized net charge-offs were 2.39%, compared to 3.06% for the same period in 2002. The provision for credit losses increased to $0.4 million versus $(1.8) million for the period ending June 30, 2002. The negative provision for credit losses for the quarter and six months ended June 30, 2002, reflects a sales tax refund of approximately $2.0 million. The refund has been treated as a recovery as it relates to pro-rata sales taxes paid by the Company in financing the purchases of vehicles for which the related Contracts have been charged off. For the six months ended June 30, 2003 the provision for credit losses was $2.6 million, compared to $(1.3) million for the same period in 2002.

The Company’s serviced repossessed inventory decreased to $16.0 million or 0.55% of serviced assets at the end of June 2003, from $20.5 million or 0.71% of serviced assets at December 31, 2002. The Company’s allowance for estimated credit losses on securitized assets was 4.4% at June 30, 2003, compared to 4.0% at December 31, 2002.

Contract Purchases:

Contract purchases for the quarter ended June 30, 2003 were $424.6 million, compared to $442.9 million for the second quarter 2002. For the six-month period ended June 30, 2003 contract purchases were $817.7 million, compared to $821.1 million for the same period in 2002. As the Company continued to focus on a higher credit quality product, the average FICO scores for the second quarter and six-month period ended June 30, 2003 were 681 and 678, respectively, compared to 665 and 663 for the same periods in 2002.

Recent Developments:

Throughout the past two years, Management has steadfastly executed two key strategies of it operating plan: 1) to improve the credit quality of Contract purchases and the performance of the serviced portfolio and 2) to manage the growth of the Company at a level necessary to generate and sustain positive cash flow from operations. While the Company continues to experience higher static pool losses on certain securitizations executed prior to targeting higher credit quality product, delinquency and loss rates on a portfolio basis have declined significantly. Delinquency rates have declined by 61% from a high of 4.14% at December 2000 to 1.57% at June 30, 2003. Annualized net loss rates have declined from a high of 3.35% for the quarter ending March 31, 2002 to 2.19% for the quarter ending June 30, 2003, a reduction of 35%. The Company expects that loss rates will continue to decline as the older pools are retired.

Management anticipates that the factors discussed below along with the general improvement of the serviced portfolio will enable the Company to generate positive cash flow on a monthly basis beginning in the fourth quarter of 2003.

In August of 2003, the Company will exercise the clean-up call option on its 2002A residual securitization, effectively unencumbering the certificates associated with the eight underlying securitizations (OT2000A – OT2001D). Monthly cash flow arising from the excess spread in these transactions will now flow directly to the Company. Management anticipates that initially the monthly cash flow will be between $1.5 million and $2.0 million, but will decline over time as the related transactions amortize. More importantly, the Company will also receive the benefit of spread account cash deposit releases as future transactions are retired. The Company anticipates that it will exercise clean-up calls on the securitization transactions on a quarterly basis as long as the interest rate environment remains favorable. Spread account cash balances related to these transactions ranged between $4.0 million and $10.0 million per transaction as of June 30, 2003.

The Company, through its renewable unsecured subordinated note program launched during the first quarter of 2002, raised $7.4 million in the second quarter of 2003. The Company expects to slow issuances under this program as a result of its improving cash flow prospects. Additionally, in July 2003, the Company completed a securitization in the amount of $400 million with a weighted average investor rate of 2.17%.

Onyx Acceptance Corporation is a specialized automobile finance company based in Foothill Ranch, CA. Onyx provides financing to franchised and select independent dealerships throughout the United States.

This news release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including statements regarding the possible monthly cash flows, statements regarding the Company’s revenue and growth opportunities, the performance of the Company’s outstanding securitization transactions, the Company’s expected loss, charge-off and delinquency rates, the continued availability of liquidity sources in coming quarters and the performance of the economy in the United States. Other important factors are detailed in the Company’s annual report on Form 10-K for the year ended December 31, 2002 and on Form 10-Q for the quarter ended March 31, 2003.

For information about Onyx Acceptance Corporation, please visit the Investor Relations section of our website at www.onyxco.com.